Exhibit 10.1

EXECUTION VERSION

DEED OF VARIATION AND NOVATION

This deed of variation and novation (this Deed) is dated 23 September 2026 and is made between:

(1)	80 MILE PLC, a company incorporated in England and Wales with company number 05389216, of 6 Heddon Street, London W1B 4BT (80 Mile); and

(2)	MARCH GL COMPANY, a company incorporated under the laws of the State of Texas, of 290 Dexter Street, Denver, CO 80220, USA (March GL),

(3)	GREENLAND ENERGY COMPANY, a company incorporated under the laws of the State of Texas, whose registered address is at 3400 East Bayaud Avenue, Suite 500, Denver, Colorado 80209 (GEL).

(each a Party and together the Parties).

(A)	80 Mile and March GL entered into a farm-out agreement dated 9 September 2025 in respect of Oil Exploration Licences OEEL 2015-13, OEEL 2015-14 and OEEL 2018-40, Jameson Land Basin, Greenland (the Agreement).

(B)	As part of an internal reorganisation of March GL’s group companies, March GL wishes to transfer all of its rights and obligations under the Agreement to GEL.

(C)	The Parties wish to novate and amend the Agreement as set out in this Deed with effect from the Effective Date.

(D)	Capitalised terms not defined in this Deed have the meanings given in the Agreement.

(E)	The Parties agree as follows:

1. Effective Date

This Deed is executed and delivered on the date stated above (the Effective Date). In consideration for 80 Mile entering into this Deed and agreeing to the amendments and arrangements contemplated by it, GEL shall pay to 80 Mile a fee of £500,000 (the “Fee”). The Fee shall be paid by GEL within five (5) Business Days of the Effective Date in immediately available cleared funds without set-off, counterclaim, deduction or withholding (except as required by law) to such bank account as 80 Mile may notify to GEL in writing.

2. Novation

With effect from the Effective Date:

2.1 GEL will perform the Agreement, be bound by its terms and enjoy its benefits in every way as if it were the original party to it in place of March GL.

2.2 80 Mile will perform the Agreement and be bound by its terms in every way as if GEL were the original party to it in place of March GL.

2.3 References to March GL in the Agreement shall be treated as references to GEL.

2.4 80 Mile and GEL may each enforce the Agreement and pursue any and all claims and demands under or in connection with the Agreement against the other with respect to matters arising before, on or after the Effective Date as though GEL were the original party to the Agreement instead of March GL.

3. First Long Stop Date

With effect from the Effective Date, Clause 5.3 of the Agreement is amended by deleting “31 December 2026” and by replacing it with “31 December 2028”.

4. Second Long Stop Date

With effect from the Effective Date, the definition of “Second Long Stop Date” in Clause 1 of the Agreement is amended by deleting “31 December 2027” and by replacing it with “31 December 2028”.

5. Notice dated 21 August 2026

80 Mile withdraws its notice dated 21 August 2026 given in respect of Clauses 5.3 and 17.2.1.1 of the Agreement. The Parties confirm that the notice did not terminate the Agreement, that the Agreement has not been terminated, and that the Agreement continues in full force and effect.

6. Permits

6.1 With effect from the Effective Date, GEL shall be solely responsible, at its own cost and expense, for obtaining, maintaining, renewing, complying with and, where necessary, amending all drilling permits, access rights, environmental and social permits and licences, consents, approvals authorisations and other permissions required under applicable law or by any governmental, regulatory or other competent authority in connection with Jameson Project 1 and Jameson Project 2 (the Permits). For the avoidance of doubt:

a)	the obligation to obtain all other Government Consents required under the Agreement (other than the Permits) shall remain the sole responsibility of 80 Mile pursuant to Clauses 5.4 and 9.3 of the Agreement, and 80 Mile shall remain responsible for the non-fulfilment of any First Condition or Second Condition relating to any such Government Consent (for the avoidance of doubt save in respect of obtaining the Permits, which shall be the sole responsibility of GEL); and

b)	Permits obtained by GEL shall satisfy the relevant First Condition or Second Condition as if obtained by 80 Mile.

6.2 80 Mile shall provide such reasonable assistance and cooperation as GEL may request in connection with GEL’s applications for the Permits, including by making available relevant information in its possession as soon as reasonably practicable and executing such documents as may reasonably be required provided that 80 Mile shall be entitled to recover from GEL its reasonable and documented out-of-pocket costs incurred in providing such assistance, including time costs for any 80 Mile representatives providing such assistance and cooperation in accordance with this clause 6.2 at reasonable commercial rates.

6.3 With effect from the Effective Date, GEL releases and discharges 80 Mile and each of its current and former directors, officers, employees, agents and representatives from any and all claims, demands, actions, liabilities, losses, damages, costs and expenses arising out of or in connection with any failure to obtain, maintain, renew or transfer any Permit prior to the Effective Date. GEL further agrees that it shall not bring, or procure the bringing of, any claim against 80 Mile or an of its current or former directors, officers, employees, agents or representatives in respect of any matter released under this clause.

6.4 GEL and March GL each confirm that, as at the date of this Deed, neither of them has made, or intends to make, any claim or commence any proceedings against 80 Mile under or in connection with the Agreement.

6.5 80 Mile shall not be entitled to terminate the Agreement under Clause 17.2.1.1 or Clause 9.2 by reason of the non-fulfilment of a First Condition or Second Condition relating to the Permits.

7. No other amendments

Save as set out in this Deed, the Agreement remains unchanged and in full force and effect, and this Deed is a written agreement expressed to be an amendment of the Agreement for the purposes of Clause 31.2 of the Agreement.

8. Governing law, arbitration and notices

Clauses 28 (Governing Law), 29 (Arbitration) and 30 (Notices) of the Agreement apply to this Deed as if set out in full herein. This Deed may be executed in counterparts, and delivery of an executed counterpart by electronic means shall be effective as delivery of an original.

This Deed has been executed and delivered as a deed by the duly authorised representative(s) of each Party on the date first written above.

Executed as deed by 80 MILE PLC acting by		/s/ Ingo Hofmaier
Director

Ingo Hofmaier	, a director and

Mike Hutchinson	, a director	/s/ Mike Hutchinson
Director

Executed as deed by MARCH GL COMPANY acting by		/s/ Robert Price
Robert Price, a director, in the presence of:		Director

/s/ Libier Price
(signature of witness)

Name of witness:	Libier Price

Address of witness:	290 Dexter Street, Denver, CO, 80220

Occupation of witness:	Nurse Practitioner

Executed as deed by GREENLAND ENERGY COMPANY acting by		/s/ Larry G. Swets, Jr.
Director

Larry Swets, a director and

Hassan Baqar, a director		/s/ Hassan Baqar
Director

4